THE STEAK N SHAKE COMPANY
                       ADOPTS SHAREHOLDER RIGHTS AGREEMENT


     Indianapolis, Indiana, May 17, 2001 - The Steak n Shake Company announced that its Board of Directors has adopted a Shareholder Rights Agreement. The Board's action followed approval by the Company's shareholders yesterday of an amendment to its Articles of Incorporation authorizing a new class of Preferred Stock, which will form the basis for the Rights Agreement.

     There has been considerable acquisition activity and consolidation in the past several years and numerous U.S. companies have considered it prudent to adopt shareholder protection plans similar to this Rights Agreement. The Rights Agreement adopted by the Board is expected to deter hostile tender offers and creeping takeovers and should operate to preserve and maximize shareholder value in the event of a sale of the Company. The Board's action was not in response to any specific adverse initiatives.

     To implement the Rights Agreement, the Board declared a dividend of one purchase Right for each share of outstanding Common Stock held by shareholders of record on May 31, 2001 (the Record Date). Each Right entitles the shareholder to purchase from the Company one one-hundredth of a share of Preferred Stock under circumstances described in the Rights Agreement.

     The issuance of the Rights pursuant to the Rights Agreement has no dilutive effect, will not affect reporting earnings per share, is not taxable to the Company or its shareholders and will not change the way in which the Company's shares are traded.

     The new Rights will be represented by the Company's existing stock certificates and are not exercisable unless, at some time in the future, someone acquires 15% or more of the outstanding common stock of the Company or announces a hostile tender offer. Should the new Rights become exercisable, the Company will notify shareholders and issue separate Rights certificates. A copy of the Rights Agreement can be obtained free of charge upon request by writing The Steak n Shake Company, 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, attention: Secretary.

     In adopting the Rights Agreement, the Board has expressed its confidence in the Company's future and the Board's determination that the shareholders be given every opportunity to participate fully in that future.

     Steak n Shake started in 1934 with its first restaurant in Normal, Illinois. The Steakburgers were made with 100 percent pure ground beef, including such steak cuts as T-bone, strip steak and sirloin, and were quick-seared to lock in the delicious taste. Thick hand-dipped Milk Shakes with real milk and ice cream were added to the menu and this combination was the foundation for the Company's name, Steak n Shake.

     This press release contains various "forward looking statements" which represent the Company's expectations or beliefs concerning future events. Investors are cautioned that reliance on "forward looking statements" involves risks and uncertainties, and although the Company believes that the assumptions on which the "forward looking statements" contained herein are based, are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the "forward looking statements" based upon those assumptions also could be incorrect. Investors are referred to the full discussion of risk and uncertainties associated with "forward looking statements" contained in the Company's filings with the Securities and Exchange Commission.

Contact: Victor F. Yeandel
         Vice President, Marketing
         vic.yeandel@steaknshake.com
         www.steaknshake.com
         (317) 656-451